UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Transocean Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 9, 2013

Dear Fellow Transocean Shareholder:

At the upcoming Annual Meeting, scheduled for May 17th, you have an important decision to make that will have a lasting impact on our company and your investment in it. Your choices are stark in their differences:

• Support the Transocean Board and management team — which have successfully navigated a challenging period in the wake of Macondo, demonstrated continued progress operationally as well as financially, and recently announced a cost-cutting initiative to enhance the company’s margins, or

• Support, in our view, the misguided agenda of Carl Icahn, whose hand-picked nominees are focused on extracting what we believe is an unsustainable and unreasonable dividend that exemplifies his short-term interest in your company.

We believe the operational and asset strategies we are implementing, along with our cost-cutting initiatives, represent the right path to maximizing short- and long-term value creation for our shareholders. Our Board is comprised of highly qualified, experienced leaders, all of whom fully understand what it takes to create sustainable value. We believe Mr. Icahn’s Board slate, however, consists of ill-equipped nominees who lack critical experience relevant to our business and will likely be heavily influenced by Mr. Icahn’s short-term objectives at the expense of the company’s viability and competitiveness(1).

In our view, the contrast could not be more evident. We need you, as Transocean’s shareholders, to defeat the proposals outlined by Mr. Icahn by voting the company’s WHITE proxy card immediately. Time is short, so we urge you to vote over the Internet to ensure your vote is received on time. Please follow the instructions on the enclosed proxy card.

TRANSOCEAN IS POSITIONED FOR SUCCESS

We are confident that we are on the right track to create value for our shareholders. As noted in our previous public filings, we achieved material improvement in revenue efficiency and utilization in 2012, resulting in increased operating cash flow that, in part, enables the Board to propose a $2.24 per share dividend that represents one of the industry’s highest implied payout ratios and dividend yields. Additionally, we expect the initial phase of our recently announced cost reduction initiative to achieve annualized savings of approximately $300 million. We have continued to execute our asset strategy and have significantly reduced our Macondo-related litigation uncertainties through our partial settlement with the Department of Justice. And the Board has been refreshed and renewed over the last two years with the addition of six new, independent members. This renewal will continue this year

(1) If elected, Mr. Icahn’s nominees’ plans could change as a result of their fiduciary duties to the company’s shareholders with the Board’s nomination of Frederico Curado, who has extensive international experience, including in Brazil, which is an important area of operations for the company.

We believe Transocean is positioned to build upon these recent successes to maximize long-term value for all of our shareholders, and we need your support to ensure that we continue to make progress. We ask you to vote FOR all of the Board’s recommendations at the upcoming AGM, but particularly: the Board’s $2.24 per share dividend proposal (Proposal 3B1); the election of the five Directors nominated by Transocean’s Board (Proposals 6A — 6E); and the re-adoption of Board authority to issue shares out of authorized share capital (Proposal 4).

OUR FOCUS REMAINS ON MAXIMIZING VALUE FOR ALL SHAREHOLDERS

Your Board is diverse and dynamic, and all issues are considered openly and debated robustly with the central objectives of protecting the interests of and maximizing the creation of value for all shareholders. The most experienced nominees up for re-election — including Thomas W. Cason, Robert M. Sprague and J. Michael Talbert — have worked closely with current management to develop and implement the strategic goals the company is successfully pursuing. They are well versed in the challenges of this cyclical industry and were instrumental in guiding the company through the difficult period after the Macondo well incident.

We believe Mr. Icahn’s handpicked trio of long-time associates — Samuel Merksamer, Jose Maria Alapont and John Lipinski — have primarily been tasked with executing Mr. Icahn’s short-term agenda of extracting an unsustainable dividend(2). We believe that Mr. Icahn has invested minimal time, effort and analysis to select his nominees, instead choosing to put forth his longtime allies without consideration of relevant experience, independence from his agenda and history of achievement that you, our shareholders, deserve in your leadership team. In our view Mr. Icahn’s Board nominees would bring no value to the company, and their resumes provide no evidence that they possess and understand what is needed to lead a world-class offshore drilling company.

SUPPORT THE COMPANY AND ITS STRATEGY TO MAXIMIZE SHAREHOLDER VALUE BY VOTING THE COMPANY’S WHITE PROXY CARD TODAY

As shareholders, you have the opportunity to protect the long-term future of Transocean and enable your Board and management team to continue to make progress. We are executing our capital allocation and operational improvement strategies. We have significantly reduced our Macondo-related litigation uncertainties. We remain committed to infusing new, highly qualified professionals onto our Board, as evidenced by the six new, independent Board members added over the past two years. We are confident that we are on the right path to maximizing shareholder value.

On behalf of Transocean’s Board and management team, we ask and thank you for your continued support.

Sincerely,

/s/ J. Michael Talbert	/s/ Steven L. Newman
J. Michael Talbert	Steven L. Newman
Chairman	President and Chief Executive Officer

(2) If elected, Mr. Icahn’s nominees’ plans could change as a result of their fiduciary duties to the company’s shareholders

TIME IS SHORT — AND YOUR VOTE IS IMPORTANT!

We encourage you to submit your vote by the Internet—simply follow the easy instructions on the enclosed WHITE proxy card or WHITE voting instruction form to make sure your shares are represented at the AGM.

If you have any questions, or need assistance in voting your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED

1-877-456-3507 (toll-free from the US and Canada)

+1 412-232-3651 (from other countries)

Shareholders in the EU may also call Lake Isle M&A Incorporated, Innisfree’s UK subsidiary, free-phone at 00 800 7710 9970, or direct at +44 20 7710 9960.

Please take a moment of your time to vote your shares TODAY!

Forward Looking Statements

Statements included in this letter, including, but not limited to, those regarding the proposed dividend, the company’s capital allocation strategy, value-creating objectives and sustainability of potential future distributions, that are not historical facts, are forward-looking statements that involve certain assumptions and uncertainties. These statements are based on currently available competitive, financial, and economic data along with our current operating plans and involve risks and uncertainties including, but not limited to, shareholder approval, market conditions, Transocean’s results of operations, the effect and results of litigation, assessments and contingencies, and other factors detailed in “Risk Factors” in the company’s most recently filed Annual Report on Form 10-K, and elsewhere in Transocean’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those expressed or implied by such forward-looking statements. Transocean disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

This letter or referenced documents does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and it does not constitute an offering prospectus within the meaning of article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange. Investors must rely on their own evaluation of Transocean Ltd. and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of Transocean Ltd.